Exhibit 99.1

Atlantic Power Corporation Announces Planned Retirement of Board Chairman

DEDHAM, MASSACHUSETTS — February 26, 2019 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced today that Irving R. Gerstein, Chairman of the Company’s Board of Directors, will retire from the Board following the Company’s 2019 Annual Meeting of Shareholders in June (the “Annual Meeting”).  Mr. Gerstein has served as Chairman of the Board since October 2004.

At a regularly scheduled Board meeting today, the Board of Directors determined that following his retirement, Mr. Gerstein will be succeeded as Chairman by Kevin T. Howell, pending Mr. Howell’s re-election to the Board at the Annual Meeting.  Mr. Howell has served as a director of the Company since December 2014.  As an independent director, he serves on the Board’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Operations and Commercial Oversight Committee, and is chair of the Compensation Committee.

“Irving Gerstein has served as our Chairman for nearly fifteen years.  For the past four years it has been my pleasure to be on the same team with Irving.  I learned much from him, and his humor and sage advice will be missed by all.  On behalf of the entire Board of Directors, I would like to thank him for his leadership and dedication,” said James J. Moore, Jr., President and CEO of Atlantic Power.

Mr. Moore continued, “Kevin Howell brings extensive power industry experience and a commitment to a culture of safety and frugality to the role.  I look forward to the perspective he will bring as Chairman, and to continuing to serve with him.”

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in nine states in the United States and two provinces in Canada.  The generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term PPAs that have expiration dates ranging from 2019 to 2037.  The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements.  The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer).  The majority of the projects in operation are 100% owned and directly operated and maintained by the Company.  The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.